Exhibit 99.1: Trustmark Corporation and Peoples Financial Corporation Press Release dated August 15, 2022

PRESS RELEASE

Trustmark Completes Sale of Corporate Trust Business to The Peoples Bank, Biloxi, Mississippi

JACKSON, MS and Biloxi, MS--(August 15, 2022)—Trustmark National Bank (“Trustmark”), a wholly-owned subsidiary of Trustmark Corporation (NASDAQGS: TRMK), and The Peoples Bank, whose parent company is Peoples Financial Corporation (OTCQX Best Market: PFBX) are pleased to announce that the two companies have completed the sale of substantially all the assets of Trustmark’s Corporate Trust business to The Peoples Bank.

Trustmark’s Corporate Trust business has been focused on providing a wide variety of trust and agency services in connection with debt securities issued by public corporations and government entities. Through this transaction, approximately 200 bond issues were transitioned to The Peoples Bank.

“This transition supports our focus on strategic initiatives that will help our company grow, become more efficient and serve our customers with new and innovative products and services as we move forward,” stated Duane Dewey, Trustmark’s President and Chief Executive Officer. “The seamless transition process of the Corporate Trust business portfolio to The Peoples Bank has underscored our confidence that this transaction will be positive for the Corporate Trust customers. We are most pleased that these customers will enjoy the same level of service from The Peoples Bank team that they have come to expect from Trustmark,” said Dewey.

“We are delighted to add this additional book of corporate trust business to our existing portfolio and look forward to serving these customers,” said Chevis C. Swetman, President and Chief Executive Officer of The Peoples Bank. “We are excited about this unique opportunity to leverage our outstanding existing corporate trust footprint and believe the addition of this book of business will build on the strong foundation established by The Peoples Bank and confirm our position as a leader in the corporate trust arena.”

Trustmark will continue to offer specialized services and expertise through its Wealth Management Division in the areas of private banking, brokerage, trust, retirement plan services, investment and portfolio management and custodial services for corporate and individual customers and non-profit organizations.

About Trustmark Corporation

Trustmark Corporation is a financial services company providing banking and financial solutions through offices in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas. Visit trustmark.com for more information.

About The Peoples Bank, Biloxi, Mississippi

Founded in 1896, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, The Peoples Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the company’s website at www.thepeoples.com and at the website of the Securities and Exchange Commission at www.sec.gov.

For more information about Trustmark Corporation, contact:

Melanie Morgan

Director of Corporate Communications & Marketing

601.208.2979

mmorgan@trustmark.com

For more information about Peoples Financial Corporation, contact

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com